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                                                                    Exhibit 3.40


                            ARTICLES OF INCORPORATION

                                       OF

                 EMMIS TELEVISION LICENSE CORPORATION OF TOPEKA


                                    ARTICLE I

The name of this corporation is Emmis Television License Corporation of Topeka.

                                   ARTICLE II

The purpose of the corporation is to engage in any lawful act or activity for which a corporation may be organized under the GENERAL CORPORATION LAW of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

                                   ARTICLE III

The name in the State of California of this corporation's initial agent for service of process is:

            CT Corporation System

                                   ARTICLE IV

This corporation is authorized to issue only one class of shares of stock; and the total number of shares which this corporation is authorized to issue is One Thousand (1,000) shares of common stock with no par value each.



                                       /s/ David L. Wills
                                    ------------------------------------
                                    David L. Wills, Incorporator
                                    Bose McKinney & Evans
                                    2700 First Indiana Plaza
                                    135 North Pennsylvania Street
                                    Indianapolis, Indiana 46204